EXHIBIT 10.3

Silicon Valley Bank

LETTER OF CREDIT DISCOUNTING AGREEMENT

WITH RECOURSE

Client: Axesstel, Inc.

Letter of Credit Number: To be identified on LC Discounting Funding Certificate

Issuing Bank: To be identified on LC Discounting Funding Certificate

Letter of Credit Date: To be identified on LC Discounting Funding Certificate

Letter of Credit Aggregate Amount: To be identified on LC Discounting Funding Certificate; Aggregate of all LCs discounted and outstanding not to exceed $6,000,000

Beneficiary: To be identified on LC Discounting Funding Certificate

Applicant: To be identified on LC Discounting Funding Certificate

Amount To be Drawn for Discounting (“LC Discounted Amount “) To be identified on LC Discounting Funding Certificate and to be determined by SVB as to each LC in its discretion

Discount Interest Rate: To be determined by SVB in its discretion as to each LC as reflected on the LC Discounting Funding Certificate, provided that such rate shall not exceed SVB’s Prime Rate (which may change from time to time) on the day of discounting plus 2.5 percentage points

Agreement

This Letter of Credit Discounting Agreement (this “Agreement”) is entered into between the above-referenced “Client” and Silicon Valley Bank (“SVB”). Client and SVB are collectively referred to herein as “Parties”.

Pursuant to the terms and conditions set forth herein, Client may present to SVB for discounting letter of credit bills, demand, sight drafts or usance drafts for the letter of credit (“LC”) with the number identified above issued to Client by Issuing Bank in the aggregate amount identified above but not to exceed $6,000,000 as to all discounted and outstanding LCs purchased by SVB. SVB may purchase from Client such letter of credit bills, demand, sight drafts or usance drafts for discounting.

For transactions involving the discounting of the LC between SVB and Client as described above, the Parties agree as follows:

1.	Definitions

A.	Issuing Bank: The financial institution that establishes or established the letter of credit at the request of the buyer in favor of the seller/exporter.

B.	Reimbursing Bank: The financial institution named in the documentary letter of credit from which the Paying, Accepting or Negotiating Bank may request payment be made after receipt of the documents in compliance with the documentary letter of credit.

C.	Negotiating Bank: The financial institution that receives documentation from beneficiary, examines those documents for adherence to the terms and conditions of the letter of credit, and forwards those documents to the Issuing Bank.

D.	Accepting Bank: The financial institution that by signing a time draft accepts responsibility to pay when the draft becomes due.

E.	Paying Bank: The financial institution primarily responsible for the payment under the documentary letter of credit.

F.	Confirming Bank: The financial institution that assumes responsibility for payment from the Issuing Bank to the beneficiary of a letter of credit.

G.	Irrevocable Documentary Letter of Credit: A document issued by a financial institution stating its commitment to pay someone a stated amount of money if specific terms and conditions are met. It cannot be amended or cancelled without the prior mutual consent of all parties to the letter of credit.

H.	Sight Draft: A draft payable upon presentation or demand.

I.	Usance or Time Draft: A draft payable at a future fixed or determinable date.

J.	Discount Period: The total number of calendar days between the date that SVB makes payment to Client for SVB’s purchase of the letter of credit bills, demand, sight drafts or usance drafts for discounting and the date that SVB receives payment from the Issuing Bank, Paying Bank or Reimbursing Bank (as the case may be). The date that SVB actually receives such payment may be after the payment due date. Client agrees that in the case of sight drafts that SVB will charge no less than 30 days of interest. Client agrees that in the case of usance drafts, SVB will charge interest of no less than the greater of 30 days or 5 days past the LC payment due date. Client agrees that if SVB discounts letters of credit pursuant to section 5(B) and 22, then SVB will charge no less than 30 days interest after the LC payment due date.

2.	SVB Requirements Concerning Banks and Letter of Credit.

A.	Issuing Bank: The financial strength of the Issuing Bank of each letter of credit, and the financial strength of the country in which the Issuing Bank is located, must be acceptable to SVB at its sole and absolute discretion.

B.	Confirming Bank. The financial strength of the Confirming Bank of each letter of credit, and the financial strength of the country in which the Confirming Bank is located, must be acceptable to SVB at its sole and absolute discretion.

C.	Paying Bank. The financial strength of the Paying Bank of each letter of credit, and the financial strength of the country in which the Paying Bank is located, must be acceptable to SVB at its sole and absolute discretion.

D.	Letter of Credit. Each LC must be: (i) irrevocable; (ii) subject to the Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce publication number 500; (iii) payable in U.S. Dollars; (iv) negotiation is either restricted solely to SVB or SVB determines in SVB’s sole and absolute discretion that the LC is freely negotiable and negotiation is not restricted to any financial institution other than SVB. Sight drafts must be paid within 60 days of commencement of the Discount Period and usance drafts within 30 days. In its sole and absolute discretion, SVB may impose additional requirements for the LC.

3.	Client Representations and Warranties. Client hereby represents and warrants that:

A.	Client is and will continue to be, duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state where such qualification is necessary, except for jurisdictions in which failure to do so would not have a material adverse effect on Client.

B.	The execution, delivery and performance by Client of this Agreement and all other related documents have been duly and validly authorized, do not conflict with Client’s formation documents, and do not constitute an event of default under any material agreement by which Client is bound.

C.	Other than Client’s rights in the LC and related documents and liens granted in favor of SVB, there are no liens or any other encumbrances or claims to or on the LC and related documents or the Client’s rights in such LC and related documents other than liens granted in favor of SVB and the liens described in subsection (b) and (f) of the definition of Permitted Liens (as defined in that certain Loan and Security Agreement, of even date herewith, by and between SVB and Client (the “Loan Agreement”)) . The Client has not assigned, transferred, encumbered or otherwise impaired any rights in the LC or related documents other than liens granted in favor of SVB and the liens described in subsection (b) and (f) of the definition of Permitted Liens. Other than to SVB, the Client will not assign, transfer, encumber or otherwise impair any rights in the LC or related documents, except for liens described in subsection (b) and (f) of the definition of Permitted Liens. Client will not interfere with or impede, and will not assist, encourage or facilitate any other party in interfering with or impeding or with, any of SVB’s or SVB’s assign’s rights under the LC or related documents including any rights to payments.

D.	Documents presented by Client under the LC are in full compliance with the terms and conditions of the LC.

4.	Regulatory Requirements. The letter of credit and all its terms and conditions must necessarily be in full compliance with all regulatory requirements.

5.	Acceptance.

A.	Standard Acceptance Procedure. For usance letters of credit with drafts drawn on either the Issuing Bank or any other banks, no funding by SVB shall take place unless and until the drafts are accepted by the respective drawees and written confirmation to that effect, in the form of a Tested Telex or SWIFT, is received by SVB from the Issuing Bank, the Accepting Bank and/or Confirming Bank (as applicable).

B.	Exception Acceptance Procedure. In its sole and absolute discretion, SVB may fund (in accordance with Section 22 below) SVB’s purchase of a sight or usance letters of credit prior to receiving written confirmation of acceptance of the drafts by the Issuing Bank, Accepting Bank or Confirming Bank so long as SVB receives from Client information relating to the letters of credit and parties to it sufficient, in Bank’s sole and absolute discretion, to confirm the issuance of the letter of credit, the parties to the letter of credit, the amount of the letter of credit and any other information SVB deems necessary to receive prior to funding, including, but not limited to:

i.	Name of Issuing Bank

ii.	Number of letter of credit

iii.	Amount of letter of credit

iv.	Client invoice amount or draft amount

v.	Maturity/tenor date of letter of credit

vi.	Written confirmation from Client that goods have been shipped.

6.	Refusal to Discount. Client agrees that SVB reserves the right at all times to refuse to discount any one or all of the Client’s request for discounting of any LC for any reason, including, but not limited to, non-compliance with any of the terms and conditions of this Agreement.

7.	Document Discrepancies. Any discrepancies in any drafts, bills or any other documents presented by Client to SVB for discounting must be accepted by the Issuing Bank and/or Confirming Bank (as appropriate) before SVB will discount the LC.

8.	Discount Interest Payment to SVB. Client agrees that as consideration for purchasing the LC and related documents, and for accepting assignment of the LC proceeds, SVB shall be paid by Client an amount equal to: the product of (a) the LC Amount Discounted multiplied by (b) the Discount Interest Rate, then multiplied by the Discount Period, and then divided by 360 days.

9.	SVB Fees. SVB may charge additional fees related to wire transfers, fees from the Issuing, Accepting or other banks that are Client’s responsibility, or other SVB transaction fees, etc. SVB will inform Client of those fees.

10.	Reimbursement of Unpaid LC Discounted Amount. Client will reimburse SVB for any and all amounts owed to SVB under a discounted LC. Client will make such payments to SVB within ten (10) Business Days (as defined in the Loan Agreement) of the later of: (i) the payment due date and draw with respect to such LC (as set forth in such LC and related documents) and (ii) a demand for payment made by SVB on Client. Client agrees that Bank may debit Client’s accounts held at or through SVB for any such payments and such debit will not be considered an offset. In addition, Client shall reimburse SVB for all such amounts immediately upon any termination or acceleration under the Loan and Security Agreement dated on or about the date hereof between Client and Bank.

11.	Indemnity and Hold Harmless of Bank; Collateral. In addition to the reimbursement obligation set forth in section 10, Client hereby agrees to indemnify and hold harmless SVB, its affiliates and their respective directors, officers, agents, employees and assigns (“Indemnified Persons”) against any and all claims, causes of action, liabilities, lawsuits, demands, losses and damages arising from, or incurred by an Indemnified Person as a result of, this Agreement, and the transactions contemplated by it (each, a “Claim”), including without limitation: any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto; any Claims arising as a result of SVB’s adherence to instructions from Client; any assertion of a dispute relating to the LC (whether asserted by the LC’s applicant or beneficiary); any Claims arising from allegations of fraud with respect to the LC; any Claims arising from any temporary restraining order, injunction or other legal process (in any country) which may restrict, impair or otherwise affect the Issuing Bank’s or Confirming Bank’s ability to pay SVB or an assignee of SVB; or any Claims incurred by an Indemnified person as a result of non payment of the LC; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from an Indemnified Person’s gross negligence or willful misconduct. Client will pay interest on any amounts owed under this provision at five percent 5% above the SVB’s prime rate (calculated on a per annum basis) from the date the amount is demanded by an Indemnified Person until the date such amount is paid to the Indemnified Person. This provision shall survive the termination of this Agreement. The obligations of Client to SVB hereunder are secured by the security interest granted to SVB by Client under that certain Loan and Security Agreement, dated on or about the date hereof, and any amendment, refinancing or replacement thereof.

12.	Relationship of the Parties. Nothing in this Agreement shall create any agency or fiduciary relationship between Client and SVB.

13.	Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, CLIENT WAIVES, AND AGREES THAT CLIENT SHALL NOT SEEK FROM SVB UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT.

14.	Jury Trial Waiver. SVB AND CLIENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED TRANSACTION HEREIN, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County Superior Court for such relief.

15.	Governing Law and Jurisdiction. The Parties agree that, regardless of conflicts of law principles, this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. The Parties submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

16.	Attorneys’ Fees, Costs and Expenses. In any action or proceeding between the Bank and any other party to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

17.	Termination; Survival. This Agreement remains effective until written notice of termination by one party has been received by the other party, but any revocation does not release Client from any liability that it may have incurred prior to such termination, provided, however, SVB must provide Client with 90 days notice of the proposed termination if and only if no event of Default has occurred and is continuing at the time SVB notifies Client of its intent to terminate this Agreement. Sections 10 through 16 shall survive the termination of this Agreement. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the termination of the Loan Agreement.

18.

Amendment and Integration. The provisions of this Agreement may only be altered, modified or amended by instrument in writing duly executed by the Parties hereto. This Agreement, the Loan and Security Agreement between Client and Bank, the LC and the credit bills, demand drafts, sight drafts or usance drafts associated with the LC, together represent the entire agreement about this subject matter and supersede all prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement, the LC and the credit bills, demand drafts, sight drafts or usance drafts associated with the LC merge into this Agreement and the credit bills, demand drafts, sight drafts or usance drafts associated with the LC.

19.	Severability. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

20.	Notices. Any notice or other communication may be sent by United States mail, overnight courier or facsimile to the noted addresses set forth below the parties’ signatures.

21.	Assignment by SVB. SVB may assign this Agreement and all of its obligations and rights to another party without consent from or notice to Client, provided, however, that any such assignment may only occur as part of the assignment of the Loan Agreement (as defined in Section 3(C)) and the ARPA (as defined in the Loan Agreement).

22.	Funding Procedure for Exception Acceptance Procedure. LCs funded pursuant as set forth in Section 5(B) will be funded by SVB as follows:

A.	All amounts funded by SVB will be deposited into a deposit or other account maintained at SVB by Client. Initially that account will be the cash collateral deposit account maintained by Client at SVB. Client grants to SVB a security interest in the proceeds from any letter of credit funded pursuant to Section 5(B) and this Section 22 but only for so long as those proceeds are held in the deposit account pursuant to this Section 22.

B.	All amounts funded by SVB will be held and not released to Client by SVB until SVB determines, in its sole and absolute discretion, that:

i.	SVB has received the original letter of credit by the end of the fifth (5th) calendar day after discounting by SVB;

ii.	SVB has received all original documents necessary for discounting the letter of credit (including all drafts, confirmations, etc.) by the fourteenth (14th) calendar day after discounting by SVB;

iii.	All documents presented to SVB contain no discrepancies or some discrepancies that SVB in its sole and absolute discretion does not deem material;

iv.	Client has shipped the goods that are the subject of the letter of credit;

v.	Issuance date of any letter of credit is not later than the date SVB discounts the letter of credit; and

vi.	The amount of any Client invoice may not exceed the Letter of Credit Aggregate Amount.

C.	In the event that SVB determines that any one of the conditions in Section 22(B) are not satisfied, SVB may debit Client’s deposit account for the amount funded to Client for the letter of credit at issue and such LC shall not be discounted pursuant to this Agreement, and SVB shall take all reasonable actions necessary to reflect that such LC has not been discounted. Such debit may be done without notice to Client and is not considered an offset.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date written below.

Client: Axesstel, Inc.		Silicon Valley Bank

By:	/s/ Patrick Gray	By:	/s/ Robert C. Lake
Name:	Patrick Gray	Name:	Robert C. Lake

Title:	SVP, Finance	Title:	Relationship Manager

Dated:	8/8/06	Dated:	August 7, 2006

Address For Notices:		Address For Notices:

Axesstel, Inc.		Silicon Valley Bank
6815 Flanders Dr., Suite 210		4445 Eastlake Mall
San Diego, CA 92121		Suite 110
San Diego, CA 92121

Telephone: 858- -		Telephone: 858-784-3306

Facsimile: 858-625-2110		Facsimile: 858-622-1424